Instructions for Withdrawal
of
Previously Tendered Shares of Common Stock
of
Neuberger Berman Real Estate Securities Income Fund Inc.

If you tendered to Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 15% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 9, 2016, and the related Letter of Transmittal, and you wish to withdraw all or any of your shares of Common Stock, please fill out the attached Notice of Withdrawal.  If your Common Stock is registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Common Stock.
1.      Withdrawal.  If you have tendered your Common Stock pursuant to the Offer, you may withdraw your shares of Common Stock previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Common Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Stock.
2.      Delivery of Notice of Withdrawal.  Computershare (the “Depositary”) must receive the Notice of Withdrawal prior to 12:00 midnight, New York City time, on January 10, 2017 (one minute after 11:59 P.M., New York City time, on January 9, 2017) (the “Expiration Date”), which is the expiration date of the Offer.  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Common Stock. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.  If your Common Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Stock.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Stock.
3.      Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the person who tendered the Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of Common Stock, if different from that of the person who tendered such Common Stock.  If the Common Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal (or, in the case of Common Stock tendered by book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) with (except in the case of Common Stock tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Stock.  In addition, such notice must specify, in the case of Common Stock tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of Common Stock) and the number of shares of Common Stock to be withdrawn or, in the case of Common Stock tendered by book-entry

02HA2A

transfer, the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Common Stock.  An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).  If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.
2

NOTICE OF WITHDRAWAL
of Shares of Common Stock
of
Neuberger Berman Real Estate Securities Income Fund Inc.

Previously Tendered
Pursuant to the Offer to Purchase Dated December 9, 2016
THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
JANUARY 10, 2017 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON
JANUARY 9, 2017), UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

By First Class Mail or by Overnight Courier:
By First Class Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered Certified or Express Mail or Overnight Courier: Computershare c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021
THIS FORM CANNOT BE TRANSMITTED BY FACSIMILE DELIVERY. IT MUST BE DELIVERED TO ONE OF THE ADDRESSES SHOWN ABOVE.

DESCRIPTION OF COMMON STOCK WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Stock Withdrawn**

1 ☐ All

2 ☐ Partial: .

*	Need not be completed by holders of Common Stock withdrawing by book-entry transfer.
**	Unless otherwise indicated, it will be assumed that all Common Stock held in Direct Registration System, including any Common Stock held in the Fund’s distribution reinvestment plan (“DRIP”), is being withdrawn.

VOLUNTARY CORPORATE ACTION; COY: NRO

This Notice of Withdrawal is to be completed if you tendered shares of common stock, par value $0.0001 per share (the “Common Stock”), of Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, in connection with its offer to purchase for cash up to 15% of its outstanding Common Stock.
☐
CHECK HERE IF YOUR COMMON STOCK WAS TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING.  PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

VOLUNTARY CORPORATE ACTION; COY: NRO

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date: ______________________, _______

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Common Stock has been delivered to the Depositary)
[For use by financial institutions only.  Place medallion guarantee in space below.]

R0260 12/16

VOLUNTARY CORPORATE ACTION; COY: NRO